Exhibit 10.55

Progenics Pharmaceuticals, Inc.
One World Trade Center, 47th Floor Suite J
New York, NY 10007
Phone: (646) 975-2500
Fax: (646) 707-3626
www.progenics.com

October 11, 2019

[NAME]
c/o Progenics Pharmaceuticals, Inc.

One World Trade Center, 47th Floor
New York, NY 10007

Re: Retention Bonus Agreement

Dear [FIRST NAME]:

As you may know, Progenics Pharmaceuticals, Inc. (the “Company”) has recently entered into an agreement to be acquired by Lantheus Holdings, Inc. (“Parent,” and such acquisition, the “Company Sale”). The Company is pleased to offer you a total retention bonus opportunity of $[TOTAL BONUS AMOUNT] on the terms and conditions set forth in this letter agreement.

Your total retention bonus opportunity consists of two parts:

1.

If you remain employed with the Company through the closing of the Company Sale (the “Closing”), the Closing occurs on or before July 1, 2020 (the “Expiration Date”), and you continue to perform your duties for the Company through the Closing, the Company will pay you a cash bonus of $[50% OF BONUS AMOUNT], subject to applicable withholdings and deductions.

2.

If the Closing occurs on or before the Expiration Date and you remain employed with the Company through the date that is six (6) months after the Closing, the Company will pay you a cash bonus of $[50% OF BONUS AMOUNT], subject to applicable withholdings and deductions.

Notwithstanding the foregoing, if the Closing occurs on or before the Expiration Date and, during the six (6)-month period after the Closing, your employment with the Company is terminated either (i) by such entity without Cause (as defined below), (ii) by you for Good Reason (as defined below), or (iii) as a result of your death or disability, the Company will pay you the entire amount of your cash bonus provided above (to the extent not previously paid). If, however, you cease to be employed by the Company (or a successor or affiliate) prior to the date that is six (6) months after the Closing for any reason other than as described in the preceding sentence, or if the Closing does not occur on or before the Expiration Date, this letter agreement will terminate and you will not be entitled to any payment of the bonus (or the second portion of the bonus in the case of such a termination of employment after the Closing) hereunder. As used herein, the term “Company” shall include any successor or affiliate thereof.

If you become entitled to payment of a bonus as described above, the Company will pay your bonus on or as soon as practicable after (and in all events within ten (10) business days after) the date the bonus is earned (the Closing in the case of the first portion of the bonus opportunity described above and the date that is six (6) months after the Closing in the case of the second portion of the bonus opportunity described above); provided, however, that if your bonus becomes payable in connection with a termination of your employment during the six (6)-month period after the Closing by the Company without Cause, by you for Good Reason, or due to your death or disability as described in the preceding paragraph, the bonus will be paid on (or within ten (10) business days following) your termination of employment.

For purposes of this letter agreement, the term “Cause” means the occurrence of any of the following: (i) your willful and continued failure to substantially perform your duties to the Company; (ii) your conviction for, or plea of nolo contendere to, a felony or any crime involving moral turpitude; (iii) your engagement in any malfeasance, fraud or dishonesty of a substantial nature in connection with your position with the Company; or (iv) such other willful act by you that materially damages the reputation of the Company. However, no act or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, if you are a party to an employment or similar agreement with the Company or any subsidiary of the Company, the term “Cause” shall, as used in this letter agreement, have the same meaning set forth in such employment or similar agreement if and to the extent such term is defined therein.

For purposes of this letter agreement, the term “Good Reason” means the occurrence, without your consent, of any of the following events: (i) a material reduction in your rate of base salary or target annual cash opportunity; or (ii) Parent’s relocation of your principal place of employment to a location outside of a seventy-five (75)-mile radius of New York City (unless such new place of employment is closer to your personal residence than the prior place of employment); provided, however, that none of the events described in this sentence shall constitute Good Reason unless you first notify Parent in writing describing in reasonable detail the condition which constitutes Good Reason within thirty (30) days of its occurrence, Parent fails to cure such condition within thirty (30) days after the Parent’s receipt of such written notice, and you terminate your employment within sixty (60) days after the end of such thirty (30)-day cure period.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this letter in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This letter will be binding upon and inure to the benefit of the Company and any such successor to the Company and will inure to the benefit of and be enforceable by your successors. Nothing contained in this letter constitutes an employment or service commitment by the Company (or any of its subsidiaries or successors) or affects your status as an employee at will who is subject to termination without cause at any time. This letter contains all of the terms and conditions of your retention bonus opportunity and supersedes all prior understandings and agreements, written or oral, between you and the Company and any of its subsidiaries with respect thereto. This letter may be amended only by a written agreement between you and the Company that expressly refers to this letter. The validity, interpretation, construction and performance of this letter shall be governed by the laws of the State of New York without regard to the conflicts of laws principles thereof. It is intended that any amounts payable under this letter shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A, and the provisions of this letter will be construed and interpreted in accordance with such intent.

We appreciate your hard work and look forward to this next exciting chapter in the Company’s history. Should you have any questions regarding this bonus opportunity, please feel free to call me.

Progenics Pharmaceuticals, Inc. /s/ Patrick Fabbio Patrick Fabbio Chief Financial Officer